Exhibit 10.1

AECOM

STANDARD TERMS AND CONDITIONS FOR

PERFORMANCE EARNINGS PROGRAM

These Standard Terms and Conditions apply to any Award of Performance Earnings Program (“PEP”) units granted to an employee of the Company on or after March 1, 2017, under the AECOM Amended & Restated 2016 Stock Incentive Plan, as may be amended from time to time (the “Plan”), which are evidenced by a Term Sheet or an action of the Administrator that specifically refers to these Standard Terms and Conditions.

1.         TERMS OF PEP UNITS

AECOM, a Delaware corporation (the “Company”), has granted to the Participant named in the term sheet (including Attachment A thereto) provided to said Participant herewith, otherwise provided electronically or included on the stock administrator’s online grant summary page (the “Term Sheet”) an opportunity to earn a target number of PEP units (the “Award”) specified in the Term Sheet.  Each PEP unit represents the right to receive one share of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), together with cash in an amount equivalent to dividends paid or made by the Company with respect to such share of Common Stock (a “Dividend Equivalent”), upon the terms and subject to the conditions set forth in the Term Sheet, these Standard Terms and Conditions, and the Plan, each as amended from time to time.  For purposes of these Standard Terms and Conditions and the Term Sheet, any reference to the Company shall, unless the context requires otherwise, include a reference to any Subsidiary, as such term is defined in the Plan.

2.         EARNOUT OF PEP UNITS

The number of PEP units earned under the Award shall be determined according to the Performance Objectives and Performance Earnout Schedule specified in the Term Sheet.

3.         VESTING OF PEP UNITS

The Award shall not be vested as of the Grant Date set forth in the Term Sheet and shall be forfeitable unless and until otherwise vested pursuant to the terms of the Term Sheet and these Standard Terms and Conditions.  After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Award shall become vested as described in the Term Sheet with respect to the number of PEP units earned as set forth in the Term Sheet; provided that (except as set forth in Section 5 below) the Participant does not experience a Termination of Employment (as defined in the Plan).  Each date on which PEP units subject to the Award vest is referred to herein as a “Vesting Date.”  Notwithstanding anything herein or in the Term Sheet to the contrary, if a Vesting Date is not a business day, the applicable portion of the Award shall vest on the prior business day.  PEP units granted under the Award that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.”  PEP units granted under the Award that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.”  The vesting period of the Award may be adjusted by the

December 2019

Administrator to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis, provided that the Administrator may take into consideration any accounting consequences to the Company in making any such adjustment.  Dividend Equivalents shall accrue and remain unvested with respect to Unvested Units and shall vest, if at all, at the same time or times as the Unvested Units to which the Dividend Equivalents relate.  Dividend Equivalents shall not accrue interest.

Notwithstanding anything herein to the contrary, in connection with any Transaction, Section 12 of the Plan shall apply to the Award, except as otherwise provided in any individual agreement between the Participant and the Company in effect at the time of the Transaction or any Company benefit plan or written policy in effect and applicable to the Participant at the time of such Transaction.

4.         SETTLEMENT OF PEP UNITS

Each earned Vested Unit will be settled by the delivery of one share of Common Stock (subject to adjustment under Section 12 of the Plan) to the Participant or, in the event of the Participant’s death, to the Participant’s estate, heir or beneficiary, promptly following the applicable Vesting Date (but in no event later than 75 days following the Vesting Date); provided that the Participant has satisfied all of the tax withholding obligations described in Section 8 below, and that the Participant has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the shares of Common Stock.  The issuance of the shares of Common Stock hereunder may be affected by the issuance of a stock certificate, recording shares on the stock records of the Company or by crediting shares in an account established on the Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Company.  Fractional shares will not be issued pursuant to the Award.

Notwithstanding the above, (i) the Company shall not be obligated to deliver any shares of the Common Stock during any period when the Company determines that the delivery of shares hereunder would violate any federal, state or other applicable laws, (ii) the Company may issue shares of Common Stock hereunder subject to any restrictive legends that, as determined by the Company’s counsel, are necessary to comply with securities or other regulatory requirements, and (iii) the date on which shares are issued hereunder may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters (which delay shall in no event extend beyond 75 days following the Vesting Date).

Dividend Equivalents shall be settled in cash at the same time, and upon the same conditions, if applicable, as the earned Vested Units to which they relate.

5.         RIGHTS AS STOCKHOLDER

Prior to any issuance of shares of Common Stock in settlement of the Award, no shares of Common Stock will be reserved or earmarked for the Participant or the Participant’s account nor shall the Participant have any of the rights of a stockholder with respect to such shares. With the exception of Dividend Equivalents (which shall be settled, if at all, in the form of cash), pursuant to the terms hereof, the Participant will not be entitled to any privileges of ownership of the shares of Common Stock (including, without limitation, any voting rights) underlying Vested Units and/or Unvested Units unless and until shares of Common Stock are actually delivered to the Participant hereunder.

6.         TERMINATION OF EMPLOYMENT

Upon the date of the Participant’s Termination of Employment (as defined in the Plan) for any reason, except as provided in this Section 6 or in any individual agreement between the Participant and the Company in effect at the time of Termination of Employment, all Unvested Units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.  Dividend Equivalents shall be subject to the same treatment upon the Participant’s Termination of Employment as the Vested Units or Unvested Units to which they relate. For the avoidance of doubt, regardless of any notice or severance period required by any applicable law, in no event does the Participant’s entitlement to or receipt of pay in lieu of notice or severance pay under any statute, contract or at common law serve to extend the effective date of Participant’s Termination of Employment for any purpose under this Award.

A.        Upon the date of a termination of the Participant’s employment as a result of the death of the Participant, subject to any individual agreement between the Participant and the Company in effect at the time of Termination of Employment, the Award will vest as if the Participant had remained employed through the Vesting Date but based on the Company’s actual performance relative to the Performance Objectives through the date of the Participant’s death (as determined by the Administrator) and the Vested Units will be paid to the Participant’s estate, heir or beneficiary within 30 days following the date of the Participant’s death. Any unearned PEP units shall be forfeited by the Participant’s estate, heir or beneficiary and cancelled and surrendered to the Company without payment of any consideration to the Participant’s estate, heir or beneficiary.

B.        Upon Termination of Employment by the Company as a result of the Total and Permanent Disablement of any Participant, subject to any individual agreement between the Participant and the Company in effect at the time of Termination of Employment, the Award will vest as if the Participant had remained employed through the Vesting Date but based on the Company’s actual performance relative to the Performance Objectives through the date of the Participant’s Termination of Employment (as determined by the Administrator) and the Vested Units will be paid to the Participant within 30 days following the date of the Participant’s Termination of Employment. Any unearned PEP units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.

C.        Upon Termination of Employment as a result of the Retirement of a Participant, subject to any individual agreement between the Participant and the Company in effect at the time of Termination of Employment, the Award may vest on a pro-rata basis. In order to receive prorated vesting, the Participant: (1) must be a solid performer and meet or exceed expectations with respect to individual performance, etc. (in each case, as determined by the Administrator or any officer of the Company to whom the Administrator’s authority has been delegated) and (2) execute a general release of all claims and abide by a non-solicitation and/or non-competition agreement in a form provided by the Administrator at the time of termination.  The pro-rata basis will be a percentage where the denominator is the number of months in the Performance Cycle and the numerator is the number of whole months from the beginning date of the Performance Cycle through the date of termination. Distributions shall be the lesser of actual performance or 100% of the pro-rated PEP units.  Any unearned or Unvested Units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.  For purposes of the Award and these Standard Terms and Conditions, the term “Retirement” means retirement from active employment with the Company and its Subsidiaries (i) at or after age 60 and with the approval of the Administrator or (ii) at or after age 65.  The determination of the Administrator as to an individual’s Retirement shall be conclusive on all parties.

D.        Upon termination of the Participant’s employment for Cause, all Vested Units and Unvested Units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.

7.         CONDITIONS AND RESTRICTIONS ON SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued in respect of Vested Units, including without limitation  (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (c) restrictions in connection with any underwritten public offering by the Company of the Company’s securities pursuant to an effective registration statement filed under the Securities Act of 1933, (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (e) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

At no time will the Participant have the right to require the Company to purchase from the Participant any Shares acquired by the Participant under the Award.  Any Shares acquired by such Participant under the Award may not be repurchased by the Company for a period of six (6) months following the date on which the Participant acquired such Shares pursuant to the Award.

8.         INCOME TAXES

The Participant will be subject to federal and state income and other tax withholding requirements on a date (generally, the Settlement Date) determined by applicable law (any such date, the “Taxable Date”), based on the fair market value of the shares of Common Stock underlying the units that are vested and earned together with the value of any related Dividend Equivalents.  The Participant will be solely responsible for the payment of all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation that may be related to the Vested Units and Dividend Equivalents, including any such taxes that are required to be withheld and paid to the applicable tax authorities (the “Tax Withholding Obligation”).  The Participant will be responsible for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company at its sole discretion.

By accepting the Award the Participant agrees that, unless and to the extent the Participant has otherwise satisfied the Tax Withholding Obligations in a manner permitted or required by the Administrator pursuant to the Plan, the Company is authorized to withhold from the shares of Common Stock issuable to the Participant in respect of Vested Units the whole number of shares (rounded down) having a value (as determined by the Company consistent with any applicable tax requirements) on the Taxable Date or the first trading day before the Taxable Date sufficient to satisfy the applicable Tax Withholding Obligation.  If the withheld shares are not sufficient to satisfy the Participant’s Tax Withholding Obligation, the Participant agrees to pay to the Company as soon as practicable any amount of the Tax Withholding Obligation that is not satisfied by the withholding of shares of Common Stock described above and if the withheld shares are more than sufficient to satisfy the Participant’s Tax Withholding Obligation, the Company shall make such arrangement as it determines appropriate to credit such amount for the Participant’s benefit.

At any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., a Settlement Date), the Participant may elect to satisfy all or any part of the Participant’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient (in light of the uncertainty of the exact amount thereof) to satisfy the Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a personal check payable to the Company, or (iii) such other means as specified from time to time by the Administrator; in each case unless the Company has specified prior to such date that the Participant is not permitted to satisfy the Tax Withholding Obligation. The Administrator may, in its discretion, permit or require that the Tax Withholding Obligation be satisfied by the Participant providing instruction and authorization to the Company and a brokerage firm designated by the Company to sell on the Participant’s behalf a whole number of shares of Common Stock from those shares issued to the Participant in respect of Vested Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation.  If this “sell to cover” method of payment is permitted (and elected) or required, the applicable shares of Common Stock will be sold on the Taxable Date or as soon thereafter as practicable. The Participant will be responsible for all broker's fees and other costs of sale, and agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. The number of shares sold may be determined by considering any applicable withholding rates, including maximum applicable rates, and to the extent the proceeds of such sale exceed the Tax Withholding Obligation, the Company shall make such arrangement as it determines appropriate to credit such amount for the Participant’s benefit and the Participant acknowledges that the Participant has no entitlement to the equivalent in shares. The Participant agrees to pay to the Company as soon as practicable any amount of the Tax Withholding Obligation that is not satisfied by the sale.

The Company may refuse to issue any shares of Common Stock to the Participant or settle any Dividend Equivalents until the Participant satisfies the Tax Withholding Obligation.  The Participant acknowledges that the Company has the right to retain, without notice, from shares issuable under the Award or from salary, or other amounts payable to the Participant, shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

The Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with the Award, regardless of any action the Company takes or any transaction pursuant to this Section 8 with respect to any tax withholding obligations that arise in connection with the Award.  The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the Award, or the subsequent sale of any of the shares of Common Stock underlying Vested Units. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant’s tax liability.

9.         NON-TRANSFERABILITY OF AWARD

Unless otherwise provided by the Administrator, the Participant may not assign, transfer or pledge the Award, the shares of Common Stock subject thereto or any right or interest therein to anyone other than by will or the laws of descent and distribution.  The Company may cancel the Participant’s Award if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 9.

10.       THE PLAN AND OTHER AGREEMENTS

In addition to these Terms and Conditions, the Award shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Certain capitalized terms not otherwise defined herein are defined in the Plan.  In the event of a conflict between the terms and conditions of these Standard Terms and Conditions and the Plan, the Plan controls.

The Term Sheet, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Award.  Any prior agreements, commitments or negotiations concerning the Award are superseded.

11.       LIMITATION OF INTEREST IN SHARES SUBJECT TO AWARD

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Term Sheet or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person in respect of Vested Units.

12.       NOT A CONTRACT FOR EMPLOYMENT

Nothing in the Plan, in the Term Sheet, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

13.       SECTION 409A

Notwithstanding any other provision of the Plan or these Standard Terms and Conditions, this Award is not intended to provide for a deferral of compensation within the meaning of Section 409A of the Code and is intended to qualify as a “short-term deferral” under Section 409A of the Code, and these Standard Terms and Conditions shall be construed or deemed to be amended as necessary to effect such intent.  Under no circumstances, however, shall the Company have any liability under the Plan or these Standard Terms and Conditions for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan or these Standard Terms and Conditions, including any taxes, penalties or interest imposed under Section 409A of the Code.  To the extent any payment or benefit in respect of this Award is considered deferred compensation subject to (and not exempt from) the restrictions contained in Section 409A of the Code and to the extent the Participant is considered a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) at the time of his or her separation from service (as determined under Section 409A), such payment may not be made as a result of the Participant’s separation from service before the date that is six months after the Participant’s separation form service (or, if earlier, the Participant’s death).  Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the Participant’s separation from service (or, if earlier, as soon as administratively practicable after the Participant’s death).

14.       CLAWBACK POLICY

The Participant hereby acknowledges and agrees that the Participant and the award evidenced by this Agreement are subject to the Company’s Clawback Policy as amended from time to time.  To the extent the Participant is subject to the Policy, the terms and conditions of the Policy are hereby incorporated by reference into this Agreement.

15.       NOTICES

All notices, requests, demands and other communications pursuant to these Standard Terms and Conditions shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

If to the Company, to:

AECOM

300 S Grand Ave, 9th Floor

Los Angeles, CA 90071-2201

Attention:  Compensation Department

If to the Participant, to the address for the Participant contained in the Company’s books and records.

16.       SEPARABILITY

In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

17.       HEADINGS

The headings preceding the text of the sections herein are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

18.       FURTHER ASSURANCES

Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of these Standard Terms and Conditions.

19.       BINDING EFFECT

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

20.       DISPUTES

All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Administrator in its total and absolute discretion.  In the event the Participant or other holder of an Award believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant or other holder may request arbitration with respect to such decision in accordance with the terms of the Plan.  The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious.  This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Participant and any other holder hereby explicitly waive any right to judicial review.

21.       ELECTRONIC DELIVERY

The Company may, at its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. By accepting the Award, the Participant consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout the Participant’s term of employment or service with the Company and thereafter until withdrawn in writing by the Participant.

Attachment A

AECOM

PERFORMANCE CRITERIA AND EARNOUT SCHEDULE

FY2020 PERFORMANCE EARNINGS PROGRAM (PEP)

This schedule outlines the performance conditions attached to the vesting of your PEP award.  Your PEP award is just one component of your overall long-term incentive package.  Another important aspect is your Restricted Stock Unit (RSU) award in which the number of RSUs you originally received upon grant will not change over time.

The FY2020 Performance Earnings Program is administered in accordance with provisions of the AECOM Amended & Restated 2016 Stock Incentive Plan and associated documents, including this Performance Criteria and Performance Earnout Schedule and the Standard Terms and Conditions as established by the Administrator.

The payment from earned target units will be determined based on AECOM’s 3-Year Cumulative Attributable Free Cash Flow and AECOM’s 3-Year Average Return on Invested Capital (“ROIC”),  each weighted 50.0%.  For both objectives, performance will be determined after the end of the three-year performance cycle beginning on  October 1, 2019 and ending on September 30, 2022.

The total award will vest and be paid in year three (December 2022). The value of your PEP award may appreciate based on AECOM’s stock price during the three-year vesting period.

1.         PERFORMANCE CRITERIA

The following definitions shall apply for purposes of the performance criteria at the overall enterprise level less the Management Services (“MS”) segment and all at-risk self-perform businesses to be sold:

A.        “3-Year Cumulative Attributable Free Cash Flow”  (50.0% weighting) is the sum of fiscal years 2020, 2021, and 2022 cash flow from operations less (i) capital expenditures net of proceeds from disposals and (ii) cash flow from non-controlling interests

B.         “3-Year Average Return on Invested Capital” (50.0% weighting) is the average of fiscal years 2020, 2021, and 2022 Adjusted Net Operating Profit After Taxes (Adj. NOPAT) divided by the Average Quarterly Invested Capital over fiscal years 2020, 2021, and 2022.

(i)         Adj. NOPAT is the sum of Adjusted Attributable Net Income (as defined for Reg. G earnings) and Adjusted Interest Expense net of Interest Income (tax effected at a normalized 29% rate).  Adjusted Net Income is the Net Income Available to Common Stockholders excluding foreign exchange gains/losses on forward contracts related to financing, acquisition and integration related expenses, transaction related expenses, transformational restructuring related expenses, financing charges in interest expense, the amortization of intangible assets, and financial impacts associated with expected and actual dispositions of non-core businesses and assets.  Adjusted Interest Expense excludes deferred financing fees.

(ii)       Invested Capital is the sum of the Attributable Shareholders Equity  plus Total Debt less Cash and Cash Equivalents.  Quarterly Invested Capital is the beginning and ending Invested Capital balance of each respective quarter.  Average Quarterly Invested Capital excludes changes to Accumulated Other Comprehensive Loss (i.e., it is held flat at Q4 FY2019 ending actuals).

To the extent the sale of the MS segment is not closed before the end of the three-year performance cycle, the definitions shall reset and apply for purposes of the performance criteria at the overall enterprise level less all at-risk self-perform businesses to be sold.

2.         PERFORMANCE EARNOUT SCHEDULE

The following schedule shall apply for purposes of determining what percentage of the target PEP units are earned after the three-year performance cycles  in order to determine the final earned percentage.  The earnout will be interpolated for performance between the levels listed in the schedule.  Maximum payout in all circumstances is 200%.

October 1, 2019 - September 30, 2022
Performance	Percentage Earned
Criteria	0%	100%	200%
Attributable Free Cash Flow	$XX	$XX	$XX
Return on Invested Capital	XX%	XX%	XX%

3.         EXAMPLE

Below is a PEP20 payout example where the participant has a target of 1,000 PEP units.

October 1, 2019 - September 30, 2022
Performance Criteria	Actual Performance	Percentage Payout	Weighting	Percentage Achievement
Attributable Free Cash Flow	$XX	XX%	50.0%	XX%
Return on Invested Capital	XX%	XX%	50.0%	XX%
Total FY2020-FY2022 Earned				XX%
Target PEP Units				XX
Final Earned PEP Units				XX